                                                                   Exhibit 10.22


                               OPERATING AGREEMENT



                                     BETWEEN



                                 FIRST USA BANK



                                       AND



                                 CYBERCASH INC.




                             DATED OCTOBER 15, 1998




   The asterisk (*), wherever used in this document, refers to confidential portions of this agreement that have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission.

                                TABLE OF CONTENTS


                                    ARTICLE I
                           DEFINED TERMS..........................................................................1
                           Section 1.1      Defined Terms.........................................................1
                           Section 1.2      Interpretation........................................................4

                                   ARTICLE II

                           LICENSES...............................................................................5
                           Section 2.1      First USAWallet.......................................................5
                           Section 2.2      Cybercash Ownership...................................................5
                           Section 2.3      Cybercash Hardware and Software.......................................5
                           Section 2.4      Cybercash License.....................................................5
                           Section 2.5      First USA License.....................................................6

                                   ARTICLE III

                           ENGAGEMENT AND SERVICES................................................................6
                           Section 3.1      Engagement............................................................6
                           Section 3.2      Operations............................................................6
                           Section 3.3      Installation..........................................................6
                           Section 3.4      Maintenance Obligations...............................................7
                           Section 3.5      Modifications.........................................................7
                           Section 3.6      Performance Warranty..................................................7
                           Section 3.7      Inspections...........................................................8
                           Section 3.8      Quality Assurance and Reporting.......................................8
                           Section 3.9      Data Collection.......................................................8
                           Section 3.10     Disaster Recovery.....................................................8
                           Section 3.11     Technical Support and Personnel.......................................8
                           Section 3.12     Insurance.............................................................9
                           Section 3.13     Licenses.............................................................10
                           Section 3.14     Subcontracting Rights................................................10
                           Section 3.15     Cybercash Indemnification............................................10
                           Section 3.16     Source Code Escrow...................................................10
                           Section 3.17     Export Controls......................................................10


                                      (i)
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
                                   ARTICLE IV
                           MARKETING.............................................................................11
                           Section 4.1      * ...................................................................11
                           Section 4.2      Additional Internet Merchants........................................11
                           Section 4.3      Exclusivity..........................................................11
                           Section 4.4      Equal Treatment......................................................11

                                    ARTICLE V


PAYMENTS..............................................................................11
                           Section 5.1      Payments ............................................................11
                           Section 5.2      * Compensation Fee Payments .........................................11
                           Section 5.3      * License Fee .......................................................11
                           Section 5.4      * Operations Fee ....................................................11
                           Section 5.5      * ...................................................................11
                           Section 5.6      First USA Wallet Use Royalty ........................................12
                           Section 5.7      Internet Merchants ..................................................12
                           Section 5.8      Additional Fees .....................................................12
                           Section 5.9      Payment Obligations..................................................12
                           Section 5.10     Taxes................................................................12
                           Section 5.11     Expenses.............................................................12
                           Section 5.12     Recordkeeping and Audits.............................................12

                                   ARTICLE VI

                           CONFIDENTIAL INFORMATION, USAGE DATA AND PUBLICITY....................................12
                           Section 6.1      Protection...........................................................12
                           Section 6.2      Exclusions...........................................................13
                           Section 6.3      Return of or Destroy Confidential Information Upon Termination or
                           Expiration of Agreement...............................................................14
                           Section 6.4      Usage Data...........................................................14
                           Section 6.5      Public Statements Regarding Agreement................................14
                           Section 6.6      Equitable Relief.....................................................14

                                   ARTICLE VII

                           CYBERCASH REPRESENTATIONS AND WARRANTIES..............................................14
                           Section 7.1      Organization and Qualification.......................................14
                           Section 7.2      Due Authorization....................................................14
                           Section 7.3      Conflicting Agreements...............................................15

                                      (ii)

                           Section 7.4      Consents.............................................................15
                           Section 7.5      Litigation...........................................................15
                           Section 7.6      Laws and Regulations.................................................15
                           Section 7.7      Patents and Trademarks...............................................15
                           Section 7.8      Compliance...........................................................16
                           Section 7.9      "Year 2000" Warranty.................................................16

                                  ARTICLE VIII

                           FIRST USA REPRESENTATIONS AND WARRANTIES..............................................16
                           Section 8.1      Organization and Qualification.......................................16
                           Section 8.2      Due Authorization....................................................17
                           Section 8.3      Conflicting Agreements...............................................17

                                   ARTICLE IX

                           TERM AND TERMINATION..................................................................17
                           Section 9.1      Term.................................................................17
                           Section 9.2      Termination..........................................................17
                           Section 9.3      Transition...........................................................18
                           Section 9.4      Survival.............................................................18

                                    ARTICLE X

                           DISPUTE RESOLUTION....................................................................18
                           Section 10.1     Disputes.............................................................18
                           Section 10.2     Level 1 Dispute Review...............................................19
                           Section 10.3     Level 2 Dispute Review...............................................19
                           Section 10.4     Submission of Dispute to Mediation...................................19
                           Section 10.5     Arbitration..........................................................19
                           Section 10.6     Recourse to Courts and Other Remedies................................21
                           Section 10.7     Attorneys' Fees......................................................21
                           Section 10.8     Affiliates...........................................................21

                                   ARTICLE XI

                           INDEMNIFICATION PROCEDURES AND LIABILITY..............................................22
                           Section 11.1     Procedure for Indemnification........................................22
                           Section 11.2     Limitation of Liability..............................................23


                                     (iii)

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
                                   ARTICLE XII
                           GENERAL TERMS AND CONDITIONS..........................................................23
                           Section 12.1     Independent Contractor Relationship Among Parties....................23
                           Section 12.2     Force Majeure........................................................23
                           Section 12.3     Severability.........................................................24
                           Section 12.4     Assignment of Agreement..............................................25
                           Section 12.5     Obligation to Notify Upon Knowledge of Event or Circumstance
                           Giving Rise to Claim, Liability, Etc..................................................25
                           Section 12.6     Amendment and Modification of Agreement..............................25
                           Section 12.7     Choice of Law and Venue..............................................25
                           Section 12.8     Waiver of Compliance or Enforcement..................................25
                           Section 12.9     Notices..............................................................25
                           Section 12.10    Entire Agreement.....................................................26
                           Section 12.11    Headings.............................................................26
                           Section 12.12    Counterparts.........................................................26
                           Section 12.13    Further Assurances...................................................27

                           Exhibit A - Technical Standards & Specifications
                           Exhibit B - Graphics Interface
                           Exhibit C - *
                           Schedule 1




                                      (iv)

                               OPERATING AGREEMENT


                  This OPERATING AGREEMENT (the "Agreement") is entered into as of October 15, 1998, by and between First USA Bank, a Delaware banking corporation ("First USA") and Cybercash Inc., a Delaware corporation ("Cybercash"). First USA and Cybercash may be referred to individually as a "party" and collectively as "parties".

                                    RECITALS

                  WHEREAS, Cybercash has developed the First USA Wallet, the Agile Wallet Software, the Sample Software and the Client Software;

                  WHEREAS, First USA desires to license the First USA Wallet, the Agile Wallet Software, the Sample Software and the Client Software from Cybercash;

                  WHEREAS, Cybercash desires to license the First USA Wallet, the Agile Wallet Software, the Sample Software and the Client Software to First USA;

                  WHEREAS, First USA desires to provide the First USA Wallet to
*;

                  WHEREAS, Cybercash possesses the technical and operational staff to install, operate and maintain the First USA Wallet;

                  WHEREAS, First USA desires to enter into a service relationship whereby First USA authorizes Cybercash, as its agent, to provide the technical and operational support to establish, install, operate and maintain the First USA Wallet at First USA's direction;

                  NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, First USA and Cybercash agree as follows:


                                   ARTICLE 1

                                 DEFINED TERMS

Section 1.1 Defined Terms. Unless the context requires otherwise, the following defined terms shall have the meaning set forth herein:

                  "Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, (i) owns or controls another Person, (ii) is owned or controlled by another Person, or (iii) is under common control or ownership with another Person. As used herein, "control" means the power to direct the management or affairs of a Person, and "ownership" means the direct or indirect beneficial ownership of more than 50% of the equity securities of a Person, or, in the case of a Person which is not a corporation, more than 50% of the voting and/or equity interest.

                  "Agile Wallet" means a system operated by or for Cybercash that enables consumers to effect, and Internet Merchants to accept, payment transactions.

                  "Agile Wallet Software" means a merchant connection kit that when used to create an AW Connector permits Internet Merchants to communicate with the Cybercash Server and complies with applicable interface requirements established by Cybercash. The Agile Wallet Software includes Sample Software and Client Software.

                  "Applicant Data" means the credit card application data the End User must provide First USA in order to obtain a First USA credit card account.

                  "AW Connector" means a software program that conforms to the AW Documentation. An AW Connector may incorporate Sample Software, Derivative Software and/or Client Software.

                  "AW Documentation" means Cybercash's guides and other information intended for use in the installation, operation and development of the First USA Wallet.

                  "Change Order" shall have the meaning given to it in Section 3.5.

                  "Client Software" means software programs to be used by the First USA Internet Merchant to make available to End Users the First USA Wallet.

                  "Customization and Branding Fee" shall have the meaning given to it in Section 5.2.

                  "Cybercash Server" shall have the meaning given to it in
Section 2.3.

                  "Derivative Software" means software that is derived from Sample Software.

                  "Dollars" means the lawful currency of the United States of America.

                  "End User" means the customer of a First USA Internet Merchant who acquires a First USA Wallet.

                  "End User Agreement" means the agreement entered into between First USA and End User as such agreement shall be provided by First USA.


                                       2
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                  "First Level Technical Support" means the technical and
service support the terms of which shall be agreed to by First USA and Cybercash within thirty (30) days from the execution of this Agreement and as such terms may be subsequently modified from time to time.

                  * means *.

                  "First USA Wallet" means a Partner branded Agile Wallet in substantial conformity with the Graphics Interface and the Technical Standards and Specifications.

                  "Force Majeure" shall have the meaning given to it in Section 12.2.

                  "Graphics Interface" means the graphics interface substantially in the form of Exhibit B and as such graphics interface may be subsequently modified from time to time upon the direction of First USA.

                  "Intellectual Property Rights" means intellectual property and/or proprietary rights, including, without limitation, copyrights (including, but not limited to, rights in audiovisual works); moral rights; patent rights (including patent applications and disclosures); rights of priority; publicity rights, trade secret rights; registered or otherwise protected trademarks, trade names, and service marks, and protections from trademark dilution; to the extent that any of the foregoing are recognized in any country or jurisdiction in the world.

                  "Internet Merchant" means a merchant based on the Internet or a hosting service acting on behalf of an Internet Merchant.

                  * means any of the * identified in Exhibit C attached hereto as such list may be amended in writing from time to time.

                  * means *.

                  "Partner" means First USA or any one of First USA's partners as may be determined by First USA from time to time.

                  "Person" means any individual, firm, corporation, business trust, partnership, or other entity and shall include any successor (by merger or otherwise) of such entity.

                  "Representative" means an Affiliate, agent, representative or employee of Cybercash.

                  "Sample Software" means programs provided by Cybercash in human readable form that may be used by First USA to create an AW Connector.


                                       3
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                  "Second Level Technical Support" means the technical and
service support the terms of which shall be agreed to by First USA and Cybercash within thirty (30) days from the execution of this Agreement and as may be subsequently modified from time to time.

                  "Technical Standards and Specifications" means those technical standards and specifications substantially in the form of Exhibit A and as such technical standards and specifications may be subsequently modified from time to time upon the direction of First USA.

                  "Wallet Services" means the support services provided by Cybercash and its Affiliates which is required to install, operate and maintain the Agile Wallet, together with any modifications or enhancements to such support services, as such modifications or enhancements may be developed by Cybercash or its Affiliates from time to time.

Section 1.2 Interpretation. Words importing the singular number shall include the plural number and vice versa and words importing the masculine gender shall include all genders. The headings in this Agreement are inserted for convenience of reference only and shall not limit or affect the interpretation of the provisions hereof. References to Articles, Sections, Exhibits and Schedules are to be construed as references to the Articles or Sections of, and Exhibits or Schedules to, this Agreement, unless otherwise indicated, and terms such as "hereof", herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to this entire Agreement rather than any particular part of the same. The terms approval, discretion and other terms importing a decision by a party shall mean in such party's sole discretion.

                                   ARTICLE 2

                                    LICENSES

Section 2.1 First USA Wallet. As soon as possible, and in any event within fifteen (15) business days after the execution of this Agreement, Cybercash shall provide First USA with the First USA Wallet developed, designed and operated in substantial conformity with the Technical Standards and Specifications and Graphics Interface as each may be modified from time to time.

Section 2.2 Cybercash Ownership. Cybercash shall own all hardware and software provided herein, and shall own the Cybercash Server and all hardware and software necessary to develop, operate and manage the First USA Wallet.

Section 2.3 Cybercash Hardware and Software. Cybercash shall provide all computer hardware (e.g., servers, routers, network devices, switches and associated hardware) and software in an amount necessary to meet the Technical Standards and Specifications and the anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the Cybercash Server. Cybercash Server shall mean the server system hardware, software and documentation developed, operated and maintained by Cybercash to be used in the operation of the First USA Wallet, to communicate with the AW Connector, to transmit data to the First USA Internet Merchant, and the provision of any associated services. This includes the AW Connector developed by Cybercash for the First USA Wallet to be installed by Cybercash at the First USA Internet Merchant locations, and all server-side software developed by Cybercash necessary to develop, operate, and manage the First USA Wallet and associated services. The Cybercash Server shall include all modifications, upgrades and enhancements to the server hardware, software or documentation, and any additional technical enhancements developed and supplied by Cybercash during the term of this Agreement for the purpose of installing the First USA Wallet and delivering the services associated with the First USA Wallet.

Section 2.4 Cybercash License. Cybercash hereby grants to First USA an nonexclusive license to:

                  (a) copy or authorize others to copy the Agile Wallet Software onto First USA's server or on servers operated for First USA and as directed by First USA;

                  (b) modify or authorize others to modify the Sample Software;

                  (c) develop or authorize others to develop an AW Connector using Sample Software, Derivative Software, Client Software or any combination of the above for the sole purpose of communicating with the Cybercash Server;


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


                  (d) install or authorize others to install AW Connectors on server(s) owned or controlled by, or otherwise directed by First USA, to permit Internet Merchants to use the First USA Wallet.

Section 2.5 First USA License. (a) First USA grants to Cybercash for the term of this Agreement, a non-exclusive, royalty-free, non-transferable, non-assignable, fully-paid-up license to use, as directed by First USA and in First USA's sole discretion, any Partner's trademarks, in connection with the First USA Wallet (the "First USA Trademark").

                  (b) Cybercash shall use the First USA Trademark in accordance with the standard policies and guidelines adopted by First USA, as such standards, policies, guidelines may be amended by First USA from time to time. First USA shall have the right to proscribe any use of the First USA Trademark pursuant to the exercise of the foregoing license that is not in accordance with any and all such standards, policies and/or guidelines.

                  (c) Cybercash shall not engage in any action associated with the First USA Trademark that adversely affects the good name, goodwill, image or reputation of First USA. All uses of the First USA Trademark hereunder shall inure to the benefit of First USA.


                                   ARTICLE 3

                             ENGAGEMENT AND SERVICES

Section 3.1 Engagement. First USA hereby engages Cybercash to perform the services and provide the technology described in this Agreement for the term specified in Section 9.1, and Cybercash hereby agrees to perform such services and provide such technology for such term, on the terms and conditions specified in this Agreement. Subject to the terms and conditions of this Agreement, First USA may resell to Internet Merchants the right to access and use the First USA Wallet. Nothing in this Agreement shall prohibit First USA from obtaining from other Persons services that are the same as, similar to or competitive with, the First USA Wallet.

Section 3.2 Operations. Cybercash shall assemble (whether by acquisition or lease) and maintain suitable facilities and equipment for the efficient operation of the First USA Wallet. Such facilities and equipment shall be kept in good working order, normal wear and tear excepted. Cybercash shall be responsible for all costs associated with the possession, use, operation and maintenance of such facilities and equipment.

Section 3.3 Installation. Cybercash shall install the First USA Wallet and the AW Connector at the First USA Internet Merchant site within thirty (30) days after receipt of an instruction jointly delivered by First USA and the First USA Internet Merchant to install the First USA Wallet and the AW Connector at the First USA Internet Merchant site.



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


Section 3.4 Maintenance Obligations. Cybercash shall regularly maintain and support the First USA Wallet in conformance with such standards as shall be mutually acceptable to both First USA and Cybercash. Cybercash agrees to modify, maintain, and service the First USA Wallet on terms and conditions or in a manner which is no less favorable than the terms and conditions or manner it offers or may offer to any other Person.

Section 3.5 Modifications.

                  (a) Cybercash shall, as soon as possible after the execution of this Agreement, modify its existing Agile Wallet to create the First USA Wallet to conform to Exhibit A.

                  (b) Cybercash shall make all reasonable changes to the First USA Wallet upon receipt of a written change request ("Change Order") from First USA. The Change Order shall consist of information with respect to the specifications for the change and desired implementation date. Upon receipt of such Change Order, Cybercash shall assess the impact of such Change Order, considering the resources required to effectuate such Change Order and provide First USA with an estimate as to the cost and time required to complete the Change Order. First USA shall pay Cybercash for all reasonable costs incurred to implement the Change Order.

                  (c) To the extent that the Agile Wallet is modified or enhanced from time to time by Cybercash, Cybercash shall promptly upgrade the First USA Wallet to reflect such modifications. Cybercash agrees to provide First USA with any and all technical enhancements or modifications that Cybercash offers or may offer to any other Person. Notwithstanding the foregoing, Cybercash shall not modify the First USA Wallet in any way that would materially degrade the operational performance of the First USA Wallet without the prior written consent of First USA.

Section 3.6 Performance Warranty. Cybercash warrants that the First USA Wallet's technical and operational functionalities shall conform to the Technical Standards and Specifications and further that it has or shall develop and implement in a timely manner, all necessary internal technical systems and procedures to ensure that the operations of the First USA Wallet comport with standards at all times reasonably acceptable to First USA or as otherwise required to assure compliance by Cybercash or First USA with any law or regulation, including, without limitation, the standards for firewalls, antivirus protection, and system security. First USA shall have the right at any time and in a reasonable manner, to review and inspect Cybercash's operational and security standards. Notwithstanding any other provision in this Agreement, in the event that First USA notifies Cybercash that the First USA Wallet is failing to conform to the above warranties, First USA may, in its sole discretion, (i) immediately terminate this Agreement and (ii) request that Cybercash, without charge, promptly repair or replace the cause of such failure. If Cybercash fails to promptly repair or replace the cause of such failure, First USA may terminate the Agreement.

Section 3.7 Inspections. Cybercash shall permit First USA's technical personnel to obtain reasonable access to Cybercash's facilities used to provide the services contemplated herein, for the purpose of performing inspections or "walk-throughs" in connection with activities relating to the First USA Wallet. First USA may once during any calendar year, request Cybercash to, and Cybercash shall, upon reasonable advance notice, permit employees, agents or representatives of First USA, during normal business hours, to review, inspect and/or audit Cybercash's financial records and operating procedures relating to the performance of the First USA Wallet and the services provided under this Agreement. Cybercash shall cooperate and make available appropriate personnel to assist representatives of First USA in inspecting and auditing the books, records and facilities of Cybercash, and Cybercash will reasonably cooperate with respect to any such inspection or audit.

Section 3.8 Quality Assurance and Reporting. Cybercash shall promptly report to First USA (a) all malfunctions or delays in the First USA Wallet, the Cybercash Server or the First USA Internet Merchant-side software discovered by Cybercash,
(b) any knowledge of circumstances that could reasonably result in malfunction or lead to delay in the performance of the First USA Wallet and the services described herein, and (c) Cybercash's proposed solution to items (a) and (b), including a detailed description of all solutions to such problems. First USA shall have the right to receive and review all quality and performance reports produced by Cybercash. Cybercash shall accommodate reasonable First USA requests to expand, alter, or modify Cybercash's quality assurance procedures, if such expansion, alteration, or modification is of benefit to First USA.

Section 3.9 Data Collection. Cybercash, acting as First USA's agent, shall be responsible for maintaining adequate means to facilitate the transmission, receipt and collection of information transmitted by, collected or otherwise received from First USA Internet Merchants, End Users and *. Data receipt and collection with respect to First USA Internet Merchant, End User and * information shall be performed without charge to First USA.

Section 3.10 Disaster Recovery. Cybercash maintains, and shall continue to maintain throughout the term of this Agreement, offsite disaster recovery capabilities that permit Cybercash to recover from a disaster and continue providing the services hereunder within a commercially reasonable period. Cybercash maintains, and shall continue to maintain throughout the term of this Agreement, a back-up power supply system to guard against electrical outages.

Section 3.11 Technical Support and Personnel.

                  (a) First USA and Cybercash shall designate acceptable and appropriately trained technical personnel to serve as the technical contacts to communicate regarding all requests or aspects of technical support necessitated by this Agreement.

                  (b) First USA shall offer and provide First Level Technical Support to End Users and *. Upon the written request of First USA, Cybercash shall offer and provide First Level Technical Support to First USA Internet Merchants. Cybercash shall not charge First USA or First USA Internet Merchants for the provision of such First Level Technical Support for a period of two (2) years after the date of the execution of this Agreement.

                  (c) Cybercash shall offer and provide Second Level Technical Support to First USA without charge.

                  (d) Cybercash shall provide to designated representatives of First USA consultation and training concerning the use, design and attributes of the First USA Wallet and associated services and technology, and the operation and functioning of the First USA Wallet, sufficient to allow First USA to assume responsibility for First Level Technical Support provided to End Users and *. Such training and consultation shall be delivered over a period of one (1) month and shall commence at times and locations mutually agreed upon by the parties. Cybercash shall provide additional training and consultation sessions to such designated representatives if such additional training or consultation sessions are reasonably necessary to reflect any modifications or upgrades to the First USA Wallet.

                  (e) Cybercash shall maintain personnel (i) adequate to perform its obligations under this Agreement and (ii) possessing such qualification, knowledge and experience in the provision of the tasks to which they are assigned as would be required for comparable positions and tasks in competitive businesses. Cybercash shall provide appropriate training to such personnel as and when required in order to facilitate the efficient and knowledgeable performance of services under this Agreement. Cybercash shall monitor the performance of such personnel and shall take such action as is necessary to remedy promptly any deficiencies in such performance.

Section 3.12 Insurance. At all times during the term of this Agreement, Cybercash shall maintain in force comprehensive general liability insurance; provided that Cybercash shall, at a minimum, obtain and maintain in force insurance policies providing coverages against the following risks, and in the following amounts: (i) general liability, $2,000,000; (ii) umbrella liability, $1,000,000, (iii) products/completed operations, $2,000,000, (iv) non-owned & hired automobile liability, $1,000,000, and (v) workers compensation as required by applicable state laws. Such insurance shall include contractual liability insurance for the indemnification obligations contained in Sections 3.15 and 7.7(b), products hazard and catastrophe coverage, and coverage for negligent acts, errors and omissions in the provision of the First USA Wallet under this Agreement. Except to the extent prohibited by law, all insurance provided herein shall name First USA and all its assignees and Affiliates as additional insureds and as loss payees. The required coverages referred to and set forth in this
Section 3.12 shall in no way affect, nor are they intended as a limitation of, Cybercash's liability with respect to the performance of its obligations under this Agreement. Cybercash further releases, assigns and waives any and all rights of recovery against First USA and its Affiliates, employees, successors and permitted assigns which Cybercash may otherwise have or acquire in or from or in any way connected with any loss covered by policies of insurance maintained or required to be maintained by Cybercash pursuant to this Agreement or because of deductible clauses in or inadequacy of limits of any such policies of insurance.

Section 3.13 Licenses. Cybercash shall be responsible for obtaining and maintaining all licenses and permits required from any governmental body or agency for the performance of its services and technology hereunder.

Section 3.14 Subcontracting Rights. Cybercash shall not enter into any contract or arrangement pursuant to which any third party shall have responsibility for the management and technical execution of the First USA Wallet or associated services provided hereunder. Cybercash shall not enter into any contract or arrangement pursuant to which any third party shall have responsibility for the provision or operation of the Cybercash Server.

Section 3.15 Cybercash Indemnification. Cybercash hereby indemnifies and holds harmless First USA and its Affiliates, and its successors and assigns from any loss, liability, claim or damage incurred as a result of the negligence, gross negligence or willful misconduct of Cybercash, a breach of an obligation of Cybercash to First USA under this Agreement, or claims against First USA brought by First USA Internet Merchants, End Users, *, any Person, or customers based on a malfunction of the First USA Wallet.

Section 3.16 Source Code Escrow. Upon the date of the execution of this Agreement or soon thereafter, which in no case shall be later than thirty (30) days after date of the execution of this Agreement, First USA and Cybercash agree to enter into an escrow agreement with an escrow agent acceptable to First USA and in a form mutually acceptable to both parties. Upon execution of such escrow agreement, Cybercash hereby agrees to deposit the source code for the First USA Wallet with the escrow agent. The release conditions of such escrow agreement shall include the occurrence of any event listed in Section 9.2(b). Should one of the events identified in Section 9.2(b) occur, First USA shall have the right to use, copy and modify the Cybercash source code, for the sole purpose of maintaining and supporting Internet Merchants. Cybercash shall update the source code held in escrow not less frequently than once every six (6) months.

Section 3.17 Export Controls. Cybercash acknowledges and agrees that both (i) certain equipment, software and technical data which may be provided or utilized in connection with the furnishing of the technology and services hereunder; and
(ii) any activities in connection with the provision of the technology and services, may be subject to export, re-export or import controls under the U.S. Export Administration Regulations or similar regulations of the United States or of any other countries. Cybercash agrees that neither it nor any agents, contractors, subcontractors or Affiliates shall export, re-export or import any such equipment, software, technical data or any direct product thereof in violation of any such laws.

                                   ARTICLE 4

                                   MARKETING

Section 4.1 *. Subject to the terms and conditions of this Agreement, Cybercash shall provide First USA with such reasonable assistance as may be necessary *.

Section 4.2 Additional Internet Merchants. After First USA has entered into agreements to provide the First USA Wallet to *, then with respect to additional Internet Merchants, (a) *; and (b) * pursuant to subsections 5.7(b) and (c).

Section 4.3 Exclusivity

                  (a) The parties acknowledge that it is in their mutual interest that Cybercash contract with other financial institutions to issue Agile Wallets. They also acknowledge their mutual intent to provide First USA an initial advantage in contracting with Internet Merchants to issue First USA Wallets.

                  (b) Consistent with the foregoing, prior to March 31, 1999, and except as otherwise disclosed in Schedule 1, Cybercash shall not, without the prior written consent of First USA, *. In addition, prior to March 31, 1999, Cybercash shall not issue or cause the issuance of any Agile Wallets other than the First USA Wallet except pursuant to * as provided above.

Section 4.4 Equal Treatment.

                  (a) During the term of this Agreement, Cybercash will provide the First USA Wallet to First USA on terms and conditions not less favorable than the terms and conditions under which it offers the Agile Wallet to any other Person.

                  (b) During the term of this Agreement, Cybercash shall not develop, offer or market any version of the First USA Wallet under which the Internet Merchant or Cybercash may solicit or recommend that the modify or amend the First USA credit card default settings as the default.*


                                   ARTICLE 5

                                    PAYMENTS

Section 5.1 Payments. Unless otherwise agreed to by First USA and Cybercash in writing, First USA shall not pay Cybercash more than * pursuant to Sections 5.2,
5.3 and 5.4 below.

                               ------------------


Section 5.2 Compensation Fee Payments. In consideration for Cybercash's work in developing the First USA Wallet, customizing it to First USA's specifications, and in developing the software and technology necessary to implement First USA's marketing program, First USA will pay Cybercash * (the "Customization, Branding and Licensing Fee").

Section 5.3 * License Fee. Subject to Section 5.1, First USA shall give Cybercash prompt notice of the execution by First USA and * of an agreement for *. Upon each execution, First USA shall become obligated to pay Cybercash a fee of * in consideration for Cybercash's * in the First USA Wallet program and a license for * to use the First USA Wallet.

Section 5.4 * Operations Fee. Subject to Section 5.1, within thirty (30) days after Cybercash certifies to First USA in writing that the AW Connector has been installed at the site of * and * has been enabled to spawn First USA Wallets, First USA shall pay Cybercash an operations fee of * in consideration for Cybercash's providing and installing the First USA Wallet, maintaining the gateway, providing technical support and training, processing transactions for *, and installing upgrades to the First USA Wallet if and when they become available.

Section 5.5 * In addition to the amounts set forth in Section 5.2 through 5.4 and subject to the audit procedures set forth in Section 5.12, First USA shall pay to Cybercash * plus * of the difference between *.

Section 5.6 First USA Wallet Use Royalty. During the term of this Agreement, in addition to amounts set forth in Sections 5.2 through 5.5, and subject to the audit procedures set forth in Section 5.12, First USA shall pay Cybercash *.

Section 5.7 Internet Merchants. After the execution of agreements to provide the First USA Wallet to * (as contemplated in Section 4.1), and subject to the audit procedures set forth in Section 5.12, then with respect to any additional Internet Merchants, First USA shall pay to Cybercash: (a) an access fee mutually agreed upon by First USA and Cybercash pursuant to Section 4.2(a);
(b) *.

Section 5.8 Additional Fees. *.

Section 5.9 Payment Obligations. During the term of this Agreement, First USA shall be responsible for paying the fees incurred pursuant to this Article 5, according to the procedures herein. Each month in which any sums become due it under this Agreement, Cybercash shall invoice First USA for the sums due, and First USA shall pay the amounts due within thirty (30) days. Disputes related to any payments due under this Agreement shall not constitute grounds for any party hereto to cease to perform any of its obligations under this Agreement and shall be handled in accordance with Article 10.

Section 5.10 Taxes. Cybercash shall be responsible for all taxes of any sort due on any fees received pursuant to this Agreement.

Section 5.11 Expenses. Cybercash shall be solely responsible for all expenses, obligations or commitments incurred in connection with the performance of its obligations under this Agreement.

Section 5.12 Recordkeeping and Audits. Cybercash agrees to make and maintain such books, records and accounts as are reasonably necessary to verify any payments made by First USA to Cybercash under this Agreement. Cybercash shall retain such books, records and accounts for five (5) years. First USA shall have reasonable access to such books, records and accounts during normal business hours and upon Cybercash's prior written consent, which consent shall not be unreasonably withheld, and First USA may make such copies as may be reasonably necessary to confirm and reconcile payments and the performance of First USA's obligations under this Agreement. In addition, upon at least thirty (30) days' prior written notice, First USA shall have the right to retain, at its own expense, a reputable certified public accounting firm of First USA's choice, to audit only such books, records, and accounts necessary to verify the accuracy of accounts relating to Cybercash for the period in question. To the extent that such an audit discovers any over- or underpayment with respect to such payments, each party shall promptly make the other parties whole as to any over- or underpaid amounts.


                                   ARTICLE 6

               CONFIDENTIAL INFORMATION, USAGE DATA AND PUBLICITY

Section 6.1 Protection. All Confidential Information (as defined herein) disclosed by a party hereto to any other party hereto in the course of performing under this Agreement or to which a party hereto gains access in connection with this Agreement shall be deemed to be the property of the disclosing party. For the term of this Agreement and for five (5) years thereafter, the receiving party shall: (i) receive such Confidential Information in confidence; (ii) use reasonable efforts to maintain the confidentiality of such Confidential Information and not disclose such Confidential Information to third parties (except for the receiving party's representatives, agents and contractors who have a need to know, are under a duty of non-disclosure, and are acting for the sole benefit of the receiving party), which efforts shall accord such Confidential Information at least the same level of protection against unauthorized use and disclosure that the receiving party customarily accords its own information of a similar nature; (iii) use or permit the use of such Confidential Information solely in accordance with the terms of this Agreement; and (iv) promptly notify the disclosing party in writing of any loss or unauthorized use or disclosure of or access to the disclosing party's Confidential Information of which it becomes aware. The parties hereto shall each abide by and reproduce and include any restrictive legends or confidential rights notices that appear in or on any Confidential Information of the other party hereto that it is authorized to reproduce. Each party shall also not remove, alter, cover or distort any confidential rights notices, legends, symbols or labels appearing in any Confidential Information of any other party hereto. Confidential Information shall mean any information relating to or disclosed in the course of this Agreement which is or should be reasonably understood to be confidential or proprietary to the disclosing party, including, but not limited to, information about technical processes and formulas, product designs, sales, cost and other unpublished financial information, product and business plans, projections and marketing data. The terms and conditions of this Agreement (as well as all information regarding the negotiation of this Agreement) shall be deemed to be the Confidential Information of the parties hereto.

Section 6.2 Exclusions. The restrictions on disclosure set forth above shall not apply when, and to the extent that the Confidential Information: (i) is or becomes generally available to the public through no fault of the receiving party (or any Person acting on its behalf); (ii) was previously rightfully known to the receiving party free of any obligation to keep it confidential; (iii) is subsequently disclosed to the receiving party by a third party who may rightfully transfer and disclose such information without restriction and free of any obligation to keep it confidential; (iv) is independently developed by the receiving party or a third party without reference to the disclosing party's Confidential Information; or (v) is required to be disclosed by the receiving party as a matter of law, provided that the receiving party uses all reasonable efforts to provide the disclosing party with at least ten (10) days' prior written notice of such disclosure and the receiving party discloses only that portion of the Confidential Information that is legally required to be furnished pursuant to the opinion of legal counsel of the receiving party.

Section 6.3 Return of or Destroy Confidential Information Upon Termination or Expiration of Agreement. Upon the termination or expiration of this Agreement, each party shall promptly return or destroy all materials subject to Intellectual Property Rights of the other party, all Confidential Information of the other party, and other information, documents, manuals and other materials belonging exclusively to the other party, except as may be otherwise provided in this Agreement.

Section 6.4*.

Section 6.5 Public Statements Regarding Agreement. The parties hereto shall jointly prepare a press release regarding the existence of this Agreement and the terms hereof at a mutually agreed upon time. The parties hereto acknowledge that each may have internal constraints that may affect the timing of issuance and the content of any such press releases. Unless required by law or to assert its rights under this Agreement, and except for disclosure on a "need to know basis" to its own employees and consultants, and its legal, investment, financial and other professional advisers on a confidential basis, each party shall not disclose the existence of or the terms of this Agreement to any Person without the prior written consent of the other party. The breach of this Section
6.5 by either party, shall constitute a material breach of this Agreement and shall accord the other party the immediate right to terminate this Agreement as provided in Article 9.

Section 6.6 Equitable Relief. The parties acknowledge that the breach of any portion of this Article 6 would cause the non-disclosing party irreparable harm for which monetary damages would be inadequate. Accordingly, the non-disclosing party shall be entitled to seek injunctive or other equitable relief to remedy any threatened or actual breach of any portion of this Article 6 by the other party.

                                   ARTICLE 7

                    CYBERCASH REPRESENTATIONS AND WARRANTIES

Cybercash represents and warrants as of the date hereof as follows:

Section 7.1 Organization and Qualification. Cybercash is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

Section 7.2 Due Authorization. The execution and delivery of this Agreement and compliance by Cybercash with all provisions of this Agreement (i) are within the corporate power and authority of Cybercash, and (ii) have been duly authorized by all requisite corporate proceedings. The Agreement has been duly executed and delivered by Cybercash and constitutes a valid and binding agreement of Cybercash, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 7.3 Conflicting Agreements. The execution and delivery of this Agreement shall not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the organizational documents of Cybercash or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which Cybercash or any of its respective properties is subject.

Section 7.4 Consents. No authorizations or other consents or approvals or notices of or to any Person are required in connection with (i) the participation by Cybercash in the transactions contemplated by this Agreement;
(ii) the development and implementation of the First USA Wallet in accordance with the applicable provisions of this Agreement and in compliance with all applicable law; (iii) the validity and enforceability of this Agreement; and
(iv) the execution, delivery and performance by Cybercash of this Agreement.

Section 7.5 Litigation. No litigation, investigation, arbitration or administrative proceeding or claim of or before any arbitrator or authority is pending, or threatened against or affecting any of its properties, rights, or assets either (i) with respect to this Agreement; or (ii) that, if determined adversely to Cybercash could by itself or together with any other proceeding or claim be reasonably expected to have a material adverse effect (either individually or in the aggregate).

Section 7.6 Laws and Regulations. Cybercash is in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and has obtained all licenses required or necessary for the conduct of the Agile Wallet. There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the best knowledge of Cybercash, threatened against Cybercash with respect to the Agile Wallet. Cybercash (i) has not received notice of any violation of any such law, order from any court or other governmental authority, nor other legal requirement, nor is it in default with respect to any order from any court or other governmental authority, nor (ii) is Cybercash in default under any franchise, license, authorization, permit, or notice related to the Agile Wallet. There are no orders of any federal, state or local court or governmental or regulatory authority or arbitrator, domestic or foreign, applicable to Cybercash regarding the operation of the Agile Wallet.

Section 7.7 Patents and Trademarks.

                  (a) Cybercash owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights related to the operation of Agile Wallet. The operation of Agile Wallet as presently conducted or proposed to be conducted by Cybercash does not infringe or violate any Intellectual Property Rights of any other Person, and Cybercash has not received any charge, complaint, claim, demand or notice alleging any such infringement or violation. No other Person has any right to or interest in any inventions, improvements, discoveries or other confidential information utilized by Cybercash that relate to the Agile Wallet.

                  (b) Cybercash hereby indemnifies and holds harmless First USA, its successors and assigns, including any Internet Merchants and End Users, from any loss, liability, claim or damage regarding the Agile Wallet utilized hereunder, based on any actual or alleged infringement of an Intellectual Property Right of any third party. If such claim arises, or if in Cybercash's judgement is likely to arise, First USA agrees to allow Cybercash, at Cybercash's option, to procure the right for First USA to continue to exercise its rights granted herein, or to replace or modify them in a functionally equivalent manner so they become noninfringing. If such an event involves the claim of any third party, Cybercash shall be entitled to participate in and, to the extent it shall wish, assume control over the defense, settlement, adjustment or compromise of such claim. First USA shall have the right to employ separate counsel in any action or claim and to participate in the defense of any action thereof at the expense of Cybercash.

Section 7.8 Compliance. Cybercash represents and warrants to First USA that its performance under this Agreement shall conform to applicable laws and government rules and regulations.

Section 7.9 "Year 2000" Warranty. All computer systems, software, and hardware used in the provision of services and the First USA Wallet by Cybercash are able to accurately process date data, including, calculating, comparing, and sequencing from, into and between the twentieth century (through year 1999), the year 2000 and the twenty-first century, including leap year calculations. To the best knowledge of Cybercash after conducting reasonable inquiries, Cybercash is not aware of any inability on its part to accurately process date data, or to timely remedy any deficiencies in the operations of the First USA Wallet in respect of the year 2000 and other date-related processing or calculations.


                                   ARTICLE 8

                    FIRST USA REPRESENTATIONS AND WARRANTIES

First USA represents and warrants as of the date hereof as follows:

Section 8.1 Organization and Qualification. First USA is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized, is duly qualified and in good standing as a foreign corporation in every state in which the character of its business requires such qualifications, and has the power to own its property and to carry on its business as now being conducted.

Section 8.2 Due Authorization. The execution and delivery of this Agreement and compliance by First USA with all provisions of this Agreement (i) are within the corporate power and authority of First USA, and (ii) have been duly authorized by all requisite corporate proceedings. The Agreement has been duly executed and delivered by First USA and constitutes a valid and binding agreement of First USA, enforceable in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

Section 8.3 Conflicting Agreements. The execution and delivery of this Agreement shall not conflict with or result in a breach of the terms, conditions or provisions of, or give rise to a right of termination under, or constitute a default under, or result in any violation of, the organizational documents of First USA or any mortgage, agreement, contract, instrument, order, judgment, decree, statute, law, rule or regulation to which First USA or any of its respective properties is subject.


                                   ARTICLE 9

                              TERM AND TERMINATION

Section 9.1 Term. Once effective, this Agreement shall continue in force for a period of five (5) years or until the valid termination hereof as provided herein. First USA, at its option, may elect to extend the Agreement for another five (5) years on prior written notice to Cybercash.

Section 9.2 Termination. (a) Except as otherwise provided in Section 3.6, either party may, at its option, terminate this Agreement in the event of a material breach by the other party. Such termination maybe effected only through written notice to the breaching party and which notice shall specifically identify the breach on which termination is based. Following receipt of such notice, the party in breach shall have ninety (90) days to cure such breach, and this Agreement shall terminate in the event that such cure is not effected by the end of such period.

                  (b) If Cybercash becomes or is declared insolvent or bankrupt; is the subject to any proceedings relating to its liquidation or insolvency or for the appointment of a receiver, conservator, or similar officer; or makes an assignment for the benefit of all or substantially all of its creditors or enters into any agreement for the composition, extension or readjustment of all or substantially all of its obligations, then First USA may terminate this Agreement.

                  (c) If Cybercash charges First USA or First USA Internet Merchants any additional fees for its services hereunder at any time after the second anniversary of the date of the execution of this Agreement, except for those fees provided for herein, First USA may terminate this Agreement.

                  (d) If First USA determines in its sole discretion that the market does not support the First USA Wallet, or the First USA Wallet does not meet First USA's standards for quality, then First USA may terminate this Agreement.

Section 9.3 Transition. (a) Notwithstanding the provisions of Section 9.2, in the event that this Agreement is terminated by either party, First USA may request an extension of this Agreement, and Cybercash shall continue to perform hereunder at First USA's sole cost and expense for a period of up to six (6) months from the otherwise effective date of the termination in order to allow the orderly migration and transition of operating responsibility for the First USA Wallet, to First USA and/or a third party designated by First USA (the "Transition"). Upon termination of this Agreement, Cybercash shall license the First USA Wallet on reasonable commercial terms to a third party chosen by First USA. The license shall enable such third party to install, modify, operate and maintain the First USA Wallet on behalf of First USA.

                  (b) If deemed reasonably necessary by First USA in order to facilitate the Transition, First USA shall have the right to enter the facilities where the personnel and equipment related to the operation of the First USA Wallet and Cybercash Server are located for the purposes of (i) observing such operations; (ii) directing such operations and retaining such personnel; and (iii) obtaining copies of any and all related records. In addition, Cybercash shall provide to First USA copies of all source codes, deliver to First USA all Usage Data, provide First USA with access to any and all multiple payment products and provide to First USA all related documentation for the First USA Wallet without charge.

Section 9.4 Survival. All accrued and outstanding payment obligations hereunder, any remedies for breach of this Agreement and Section 3.15, Section 5.9, Sections 6.1, 6.2, 6.3 and 6.6, Section 7.7(b), Article 10, Article 11 and
Article 12 and all other provisions of this Agreement which may be reasonably interpreted or construed as surviving the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement.


                                   ARTICLE 10

                               DISPUTE RESOLUTION

Section 10.1 Disputes. Any dispute, controversy, claim or disagreement between the parties hereto arising from, relating to or in connection with this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, including questions regarding the interpretation, meaning or performance of this Agreement, and including claims based on contract, tort, common law equity, statute, regulation, order or otherwise ("Dispute") shall be resolved in accordance with this Article 10.

Section 10.2 Level 1 Dispute Review. Upon the written request of any party, First USA and Cybercash shall each appoint a designated representative whose task shall be to meet the other party's designated representative (by conference telephone call or in person at a mutually agreeable site) in an endeavor to resolve such Dispute ("Level 1 Dispute Review"). The designated representatives shall meet as often as the parties reasonably deem necessary to discuss the Dispute and negotiate in good faith in an effort to resolve the Dispute without the necessity of any formal proceeding.

Section 10.3 Level 2 Dispute Review. If resolution of the Dispute cannot be resolved within the earlier of (i) fifteen (15) days of the first Level 1 Dispute Review meeting or (ii) such time as when either party gives the other notice of an impasse ("Level 1 Dispute Termination Date"), a chief executive officer (or a functional equivalent) of each of First USA and Cybercash shall meet (by conference telephone call or in person at a mutually agreeable site) within 72 hours after the Level 1 Dispute Termination Date for the purpose of resolving such unresolved Dispute ("Level 2 Dispute Review").

Section 10.4 Submission of Dispute to Mediation. If the parties are unable to resolve the Dispute within a reasonable period after commencement of the Level 2 Dispute Review, the parties shall give each other notice of the existence of a continuing impasse (the date on which both parties are in receipt of such notice, the "Level 2 Dispute Termination Date") and shall thereafter immediately submit the Dispute to mediation in accordance with the Commercial Mediation Rules of the American Arbitration Association ("AAA") and shall bear equally the costs of the mediation. The parties will act in good faith to jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the AAA within fifteen (15) days of the Level 2 Termination Date. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty days commencing with the selection of the mediator and any extension of such period as mutually agreed to by the parties.

Section 10.5 Arbitration.

                  (i) If the parties cannot agree to a mediator within fifteen days of the Level 2 Dispute Termination Date or if the Dispute is not resolved within thirty (30) days after the beginning of the mediation and any extension of such periods as mutually agreed to by the parties, the Dispute shall be submitted to, and finally determined by, binding arbitration in accordance with the following provisions of this Section 10.5, regardless of the amount in controversy or whether such Dispute would otherwise be considered justiciable or ripe for resolution by a court or arbitration panel.

                  (ii) Any such arbitration shall be conducted by the AAA in accordance with its current Commercial Rules ("AAA Rules"), except to the extent that the AAA Rules conflict with the provisions of this Section, in which event the provisions of this Section shall control.

                  (iii) The arbitration panel (the "Panel") shall consist of three neutral arbitrators ("Arbitrators"), each of whom shall be an attorney having five or more years experience in the primary area of law as to which the Dispute relates, and shall be appointed in accordance with the AAA Rules (the "Basic Qualifications").

                  (iv) Should an Arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 10.5, a substitute Arbitrator possessing the Basic Qualifications shall be appointed by the AAA. If an Arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with the provisions of this
                  Section 10.5 and the AAA Rules.

                  (v) The arbitration shall be conducted in the location of the party against whom the arbitration claim is being filed; provided, that the Panel may from time to time convene, carry on hearings, inspect property or documents and take evidence at any location which the Panel deems appropriate.

                  (vi) The Panel may in its discretion order a pre-exchange of information including production of documents, exchange of summaries of testimony or exchange of statements of position and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the Dispute.

                  (vii) At any oral hearing of evidence in connection with any arbitration conducted pursuant to this Section 10.5, each party and its legal counsel shall have the right to examine its witnesses and to cross-examine the witnesses of the other party. No testimony of any witness shall be presented in written form unless the opposing parties shall have the opportunity to cross-examine such witness, except as the parties otherwise agree in writing and except under extraordinary circumstances where, in the opinion of the Panel, the interests of justice require a different procedure.

                  (viii) Within fifteen (15) days after the closing of the arbitration hearing, the Panel shall prepare and distribute to the parties a written award, setting forth the Panel's findings of facts and conclusions of law relating to the Dispute, including the reasons for the giving or denial of any requested remedy or relief. The Panel shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, and shall award interest on any monetary award from the date that the loss or expense was incurred by the successful party. In addition, the Panel shall have the authority to decide issues relating to the interpretation, meaning or performance of this Agreement, any agreement, certificate or other document referred to herein or delivered in connection herewith, or the relationships of the parties hereunder or thereunder, even if such decision would constitute an advisory opinion in a court proceeding or if the issues would otherwise not be ripe for resolution in a court proceeding, and any such decision shall bind the parties in their performance of this Agreement and such other documents.

                  (ix) Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, no party nor any arbitrator shall disclose the existence, content or results of any arbitration conducted hereunder without the prior written consent of the other parties.

                  (x) To the extent that the relief or remedy granted in an award rendered by the Panel is relief or a remedy on which a court could enter judgment, a judgment upon the award rendered by the Panel may be entered in any court having jurisdiction thereof. Otherwise, the award shall be binding on the parties in connection with their obligations under this Agreement and in any subsequent arbitration or judicial proceedings among any of the parties.

                  (xi) The parties agree to share equally the cost of any arbitration, including the administrative fee, the compensation of the arbitrators and the costs of any neutral witnesses or proof produced at the direct request of the Panel.

                  (xii) Notwithstanding the choice of law provision set forth in
                  Section 12.7, The Federal Arbitration Act, 9 U.S.C. Sections 1 to 14, except as modified hereby, shall govern the interpretation and enforcement of this Section 10.5.

Section 10.6 Recourse to Courts and Other Remedies. Notwithstanding the Dispute resolution procedures contained in Section 10.5, any party may apply to any court having jurisdiction (a) to enforce this Agreement to arbitrate, (b) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the Dispute is otherwise resolved, (c) to avoid the expiration of any applicable limitation period, (d) to preserve a superior position with respect to other creditors, or (e) to challenge or vacate any final judgment, award or decision of the Panel that does not comport with the express provisions of Section 10.5.

Section 10.7 Attorneys' Fees. If any action, suit, or proceeding is commenced to establish, maintain, or enforce any right or remedy under this Agreement, the party not prevailing therein shall pay, in addition to any damages or other award, all reasonable attorneys' fees and litigation expenses incurred therein by the prevailing party.

Section 10.8 Affiliates. Each party hereto agrees that for purposes of this
Article 10,
references to the parties shall also include their respective Affiliates, who shall be subject to the Dispute resolution procedures of this Article 10 to the same extent as the parties.


                                   ARTICLE 11

                    INDEMNIFICATION PROCEDURES AND LIABILITY

Section 11.1 Procedure for Indemnification If First USA seeks indemnification from Cybercash under Sections 3.15 or 7.7(b), (a) First USA shall notify Cybercash within thirty (30) days after learning of the occurrence of any event that First USA asserts is an indemnifiable event pursuant to this Agreement. If such event involves the claim of any third party and Cybercash confirms in writing its responsibility for such liability, if established, Cybercash shall be entitled to participate in and, to the extent it shall wish, assume control over (in which case Cybercash shall assume all expense with respect to) the defense, settlement, adjustment or compromise of such claim.

                  (b) First USA shall have the right to employ separate counsel in any action or claim and to participate in the defense thereof at the expense of Cybercash (i) if the retention of such counsel has been specifically authorized by Cybercash, or (ii) if the counsel is retained because Cybercash does not notify First USA within twenty (20) days after receipt of a claim notice that it elects to undertake the defense thereof. First USA shall have the right to employ counsel at First USA's own expense and to participate in such action or claim, including settlement or trial, so long as such participation does not substantially interfere in Cybercash's defense of such claim or action.

                  (c) Cybercash shall obtain the prior written approval of First USA before entering into any settlement, adjustment, or compromise of such claim or ceasing to defend against such claim, if pursuant to or as a result of such settlement, adjustment, compromise, or cessation, injunctive or other relief would be imposed against First USA.

                  (d) If Cybercash does not assume control over the defense of such claim as provided in Section 11.1(a), First USA shall have the right to defend the claim in such manner as it may deem appropriate at the cost and expense of Cybercash, and with the consent of Cybercash, to settle, adjust, or compromise such claim. First USA may settle, adjust, or compromise any such claim without the consent of Cybercash if First USA waives indemnification for such claim.

                  (e) Cybercash shall remit payment for the amount of a valid and substantiated claim for indemnification hereunder promptly upon receipt of a claim notice therefor. Upon the payment in full of any claim hereunder, Cybercash shall be subrogated to the rights of First USA against any person with respect to the subject matter of such claim.

                  (f) In the event that Cybercash reimburses First USA for any third party claim, First USA shall remit to Cybercash any reimbursement that First USA subsequently receives for such third party claim.

Section 11.2 Limitation of Liability. EXCEPT FOR THE INDEMNIFICATION LIABILITY SET FORTH IN SECTION 3.15 AND SECTION 7.7(b) (WHICH SHALL BE UNLIMITED), IN NO EVENT OR UNDER ANY CIRCUMSTANCE SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOSS OF PROFITS, INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OF ANY KIND WHATSOEVER EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO AN INTENTIONAL OR WILLFUL BREACH OF THIS AGREEMENT (IT BEING UNDERSTOOD THAT IN ORDER TO DEMONSTRATE THAT A FAILURE TO PROVIDE AN APPROVAL UNDER CIRCUMSTANCES WHERE THIS AGREEMENT REQUIRES SUCH APPROVAL NOT TO BE UNREASONABLY WITHHELD, AMOUNTED TO AN INTENTIONAL OR WILLFUL BREACH OF SUCH REQUIREMENT, A PARTY MUST SHOW THAT THE OTHER PARTY ACTED IN BAD FAITH).


                                   ARTICLE 12

                          GENERAL TERMS AND CONDITIONS

Section 12.1 Independent Contractor Relationship Among Parties. The parties to this Agreement are independent contractors. This Agreement shall not be interpreted or construed to create an association, joint venture or partnership among the parties or to impose any partnership obligation or liability upon any of the parties hereto.

Section 12.2 Force Majeure. (a) For the purposes of this Agreement, "Force Majeure Event" means an event, condition or circumstance beyond the reasonable control of the party affected (the "Affected Party") which, despite all reasonable efforts of the Affected Party to prevent it or mitigate its effects, prevents the performance by such Affected Party of its obligations hereunder. Subject to the foregoing, Force Majeure Events shall include, without limitation:

                           (i)    explosion and fire;

                           (ii) flood, earthquake, storm, or other natural calamity or act of God;

                           (iii)  strike or other labor dispute;

                           (iv)   war, insurrection or riot;

                           (v) acts of or failure to act by any governmental authority; and

                           (vi)   changes in law;

provided, however, that in no event will the unavailability of funds or Year 2000 issues constitute a Force Majeure Event.

                  (b) Obligations Under Force Majeure.

                           (i) If an Affected Party is rendered unable, wholly
                  or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Affected Party to perform the obligations so affected shall be suspended.

                           (ii) The Affected Party shall give written notice of
                  the Force Majeure Event to the other party (the "Unaffected Party") as soon as practicable after such event occurs, which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of a Force Majeure Event, the Affected Party shall, with all reasonable dispatch, take all necessary steps to resume the obligation(s) previously suspended.

                           (iii) Notwithstanding the foregoing, an Affected
                  Party shall not be excused under this Section 12.2 for (1) any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event, or (2) for the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Party to settle any strike, lockout or other labor dispute in which it may be involved.

                  (c) Continued Payment Obligation. Either party's obligation to make payments already owing shall not be suspended by Force Majeure Events.

                  (d) Extended Force Majeure. Either party may terminate this Agreement upon thirty (30) days prior written notice to the other party if Force Majeure Events prevent the other party from substantially performing its obligations hereunder for a cumulative period of 365 days provided that strikes or other labor disputes shall be disregarded in determining such cumulative period.

Section 12.3 Severability. If any term, provision, or restriction of this Agreement and any appendix, exhibit, or schedule hereto is held by a court or panel of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement and such exhibits shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

Section 12.4 Assignment of Agreement. No party shall assign, sublicense or otherwise transfer (voluntarily, by operation of law or otherwise) this Agreement or any right, interest or benefit under this Agreement, without the prior written consent of the other party, which consent shall not be unreasonably withheld. Any attempted assignment, sublicense or transfer in derogation hereof shall be null and void. Subject to the foregoing, this Agreement shall be fully binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

Section 12.5 Obligation to Notify Upon Knowledge of Event or Circumstance Giving Rise to Claim, Liability, Etc. Each party hereto shall promptly inform the other party hereto of any event or circumstance and provide all information related to its respective information, properties or products which could reasonably lead to a claim, demand, or liability of or against the other party and/or its Affiliates by any third party.

Section 12.6 Amendment and Modification of Agreement. No change, amendment or modification of any provision of this Agreement or waiver of any of its terms shall be valid unless set forth in writing and signed by the party to be bound thereby.

Section 12.7 Choice of Law and Venue. This Agreement shall be interpreted, construed and enforced in all respects in accordance with the laws of the state of Delaware. Each party irrevocably consents to the exclusive jurisdiction of any state or federal court of or within the State of Delaware over any action or proceeding arising out of or related to this Agreement, and waives any objection to venue or inconvenience of the forum in any such court.

Section 12.8 Waiver of Compliance or Enforcement. The failure of any party hereto to insist upon or enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather the same shall be and remain in full force and effect.

Section 12.9 Notices. Any notice, approval, request, authorization, direction or other communication under this Agreement shall be given in writing, shall reference this Agreement and shall be deemed to have been delivered and given
(a) when delivered personally; (b) three (3) business days after having been sent by registered or certified U.S. mail, return receipt requested, postage and charges prepaid, whether or not actually received; or (c) one (1) business day after deposit with a commercial overnight courier, with written verification of receipt. All communications shall be sent to the addresses set forth below or to such other address as may be designated by a party by giving written notice to the other party pursuant to this Section 12.9.

                  If to First USA:          Three Christina Centre
                                            201 N. Walnut Street
                                            Wilmington, Delaware  19801
                                            Tele:  (302) 434-7677
                                            Fax:   (302) 884-8361
                                            Attn: Clinton Walker

                  with a copy to:           Wilmer, Cutler & Pickering
                                            2445 M Street, N.W.
                                            Washington, DC  20037
                                            Attn: Russell J. Bruemmer
                                            Fax: (202) 663-6363

                  If to Cybercash:          Cybercash Inc.
                                            2100 Reston Parkway
                                            Reston, VA 20191
                                            Attn: General Counsel
                                            Tele: (703) 620-4200
                                            Fax:  (703) 264-5928


Section 12.10 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes any and all prior agreements or understandings among the parties with respect to the subject matter hereof. No party hereto shall be bound by, and each party hereto specifically objects to, any term, condition or other provision or other condition which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by any other party hereto in any correspondence or other document, unless the party to be bound thereby specifically agrees to such provision in writing.

Section 12.11 Headings. The headings used in this document are for convenience only and are not to be construed to have legal significance. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect.

Section 12.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more of the counterparts have been signed by each party and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 12.13 Further Assurances. Each party hereto agrees to take, or cause to be taken, all such further or other actions as shall reasonably be necessary to make effective, to consummate and to perform the undertakings and obligations contemplated by this Agreement.


                            [signature page follows]

                  IN WITNESS WHEREOF, each party hereto has caused this Agreement to be executed on its behalf as of the date first above written.


                                                 FIRST USA BANK



                                                 By:  /s/ Kurt Campisano
                                                     ___________________________
                                                     Name:  Kurt Campisano
                                                     Title:  Vice President


                                                 CYBERCASH INC.



                                                 By:  /s/ Denis Yaro
                                                     ___________________________
                                                     Name:  Denis Yaro
                                                     Title:  Executive Vice
                                                             President

                                   EXHIBIT A

                      TECHNICAL STANDARDS & SPECIFICATIONS

                               [22 pages omitted]

                                   EXHIBIT B

                               GRAPHICS INTERFACE

                               [9 pages omitted]

                                   EXHIBIT C

                                       *

                                [1 page omitted]

                                   SCHEDULE 1


     Cybercash has entered into an agreement with * and * to develop a pilot program for *. Pursuant to that agreement, Cybercash expects to issue a small number of branded Agile Wallets in the first quarter of 1999. It is understood that the Agile Wallets issued under this program will not be used as a mechanism to *.